                                                                   EXHIBIT 10.33


                                  SIMULA, INC.

                                CHANGE OF CONTROL
                              EMPLOYMENT AGREEMENT


Name of Employee (herein "Employee"):      James C. Dodd

Position:                                  Executive Vice President

Date:                                      March 2, 1999

Termination Date:                          Termination of Employment


      THIS AGREEMENT is entered into between Simula, Inc. and its controlled affiliates ("Company" or "Employer"), and Employee for the following purposes and upon the following conditions:

      1. PURPOSE. In order to attract and retain key employees, the Company believes it is necessary to provide for the fulfillment of the expectation of long-term employment with the Company (i) by providing a financial benefit to Employee in the case of employment termination after a Change of Control of the Company, and to (ii) protect against employees' distraction or departure, to the detriment of the Company, in the event of a proposed or pending Change of Control transaction.

      2. TERM. This Agreement shall be effective as of the date stated above and shall terminate concurrently with the Employee's termination from employment with the Company. This Agreement creates no obligation on behalf of the Company other than as specified herein. In the event Employee terminates voluntarily or involuntarily from the Company under any circumstances other than a Change of Control, this Agreement shall confer no rights upon Employee.

      3. CHANGE OF CONTROL. For purposes of this Agreement "Change of Control" shall be deemed to have occurred when any of the following events occur:

            (i) the direct or indirect acquisition by any person or related group of persons (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13-d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing in excess of 20% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders or other transaction; (provided, however, during the one year period from the date of this Agreement until March 2, 2000, this "in excess of 20%" provision shall not pertain, nor be triggered by a sale or other disposition of stock to a third party made by the Company's majority shareholder, Stanley Desjardins. As of March 2, 2000, and thereafter, this limitation shall be terminated and the acquisition of shares "in excess of 20%" shall apply as to any disposition whether by Desjardins, any other holder(s), or the Company); or

            (ii) a change in the composition of the Board of Directors over a period of 36 consecutive months or less, such that a majority of the Board members (rounded up to the next whole numbers) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; or

            (iii) a merger or consolidation approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

            (iv) The sale, transfer, or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company approved by the stockholders or the complete liquidation or dissolution of the Company approved by the stockholders.

      4. COMPENSATION. Severance compensation ("Compensation") will be paid to Employee in the event of a Change of Control where:

            (i) Employee is terminated by the acquiring person or surviving entity within one year of the effective date of the Change of Control; or

            (ii) Employee voluntarily resigns from his position within a period of 180 days after the effective date of the Change of Control.

      Compensation shall be calculated and paid as follows:

            (i) Employee's then current annual base salary, plus the equivalent dollar value for one year of all benefits (including insurance, defined benefit plan contributions by the Company in qualified and unqualified plans, and similar benefits) multiplied by four (4);

            (ii) the dollar amount necessary for payment of all taxes on such Compensation including, without limitation, all employment taxes, income taxes and alternative minimum income taxes, if any, payable with respect to a lump sum payment in that year, grossed up by an amount necessary to pay all such taxes on the amounts paid under this subparagraph (ii), and as further provided in Section 7; and

            (iii) the Compensation shall be paid in a lump sum within ten (10) days of the termination of employment.

      5. STOCK OPTIONS. In the event of a Change of Control, in addition to the Compensation set forth above:

            (i) all unexercised stock purchase options in the name of Employee on the effective date of the Change of Control shall be subject to accelerated vesting and shall thereupon be deemed fully exercisable and shall be exercised and paid for by the Employer, acquiring person, or surviving entity, on behalf of Employee and the total number of shares of Common Stock represented by the total number of options shall be fully paid, nonassessable, and validly issued to Employee, without payment of monetary consideration by Employee. Alternatively, the optionee may elect in lieu of the receipt of shares, to relinquish his options with respect to all or any of such shares and receive a payment equal to the price paid for common share in such merger, tender offer, or similar transaction multiplied by the number of common shares the optionee could have purchased with the options;

            (ii) in connection with Employee's receipt of the foregoing option shares or consideration, Employer will pay full tax assistance to keep Employee whole due to this immediate income, including payment of all relevant employment taxes, income taxes, capital gains taxes, and alternative minimum income taxes, grossed up by an amount necessary to pay all such taxes on the amounts paid under this subparagraph (ii), and as further provided in Section 7; and

            (iii) in the event of a Change of Control of the Company by the exchange of securities or issuance of stock in a merger or otherwise, Employer and the acquiring person or surviving entity shall extend to Employee the opportunity to sell or exchange the option shares issued under provisions (i) and (ii) in a manner and at a time that will allow Employee to benefit, at his election, from the exchange or issuance of stock in the merger, exchange, or other transaction.

      6. CONDITION. Notwithstanding any other provision in this Agreement, or unless the operation of this paragraph shall expressly and voluntarily be waived or modified by the Employee in a written instrument signed by the Employee specifically for that purpose, the remuneration under Sections 4 and 5 required to be paid by Employer to Employee under this Agreement shall be paid by the Employer or by the acquiring person or surviving entity as a condition to the acquisition, merger, exchange, or other transaction.

      7. EXCISE TAXES. The Internal Revenue Code of 1986, as amended (the "Code), will impose significant tax on Employee and the Company if the total amounts received by the Employee due to a Change of Control exceed prescribed limits. This includes a 20% excise tax on certain amounts received in excess of the prescribed limits and a loss of deduction for the Company. If, as a result of these Code provisions, the Employee is required to pay such excise tax, then upon written notice from the Employee to the Company, the Company shall pay the Employee an amount equal to the total excise tax imposed on the Employee (including the excise taxes on any excise tax reimbursements due pursuant to this sentence and the excise taxes on any income tax reimbursements due pursuant to the next sentence). If the Company is obligated to pay taxes for the Employee pursuant to the preceding sections, the Company also shall pay the Employee an amount equal to the "total presumed federal and state taxes" that could be imposed on the Employee with respect to the excise tax reimbursements due to the Employee pursuant to the preceding sentence and the income tax reimbursements due to the Employee pursuant to this sentence. For purposes of the preceding sentence, the "total presumed federal and state taxes" that could be imposed on the Employee shall be conclusively calculated using a combined tax rate equal to the sum of the then prevailing maximum marginal federal and state income tax rates. No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose. The Employee shall be responsible for paying the actual taxes. The amounts payable to the Employee pursuant to this or any other agreement or arrangement with Company shall not be limited in any way by the amount that may be paid pursuant to the Code without the imposition of an excise tax or the loss of Company deductions.

      8. EFFECT ON OTHER AGREEMENTS. This Change of Control Agreement shall be supplemental to and will modify a written employment contract between Employer and Employee, if any. Except as otherwise provided by written contract, Employee shall remain "at will," and this Change of Control Agreement shall not confer upon Employee any contractual rights to employment, except as described in an employment agreement, if any, and as provided in this Change of Control Agreement. To the extent of any inconsistency between this Agreement and any other agreements with the employee, the Agreement shall be interpreted and applied in the way to confer upon Employee the greatest benefit. The agreements shall be read and applied consistent with each other, but in the event of a conflict, the terms most favorable to the Employee will be applied from the various provisions of the agreements in the aggregate.

      9. RETURN OF BOOKS AND PAPERS. Upon the termination of Employee's employment with Employer for any reason, Employee shall deliver promptly to Employer all manuals and memoranda; all cost, pricing and other financial data; all customer information; all other written or printed materials which are the property of the Company (and any copies of them); and all other materials which may contain confidential information relating to the business of Employer, which Employee may then have in his possession whether prepared by Employee or not.

      10. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to his residence in the case of Employee, or to its principal office in the case of Employer.

      11. WAIVER OF BREACH. The waiver of Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

      12. ASSIGNMENT. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee may not sell, assign, transfer, or delegate any duties, rights or interests created under this Agreement without the express written consent of the Employer.

      13. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective on the 2nd day of March, 1999.


                                        SIMULA, INC.



                                        By /s/ Donald W. Townsend
                                           -------------------------------------
                                                                      "EMPLOYER"



                                        /s/ James C. Dodd
                                        ----------------------------------------
                                        James C. Dodd
                                                                      "EMPLOYEE"